Exhibit 99.1

For Immediate Release

Microtune contacts:
Investor Relations	Media
Nancy A. Richardson	Kathleen Padula
Microtune, Inc.	Microtune, Inc.
972-673-1850	972-673-1811
investor@microtune.com	kathleen.padula@microtune.com

MICROTUNE ANNOUNCES COMPLETION OF AUDIT COMMITTEE

INVESTIGATION

Plano, TX, July 23, 2003 — Microtune®, Inc. announced today that the Audit Committee of its Board of Directors has completed its independent investigation into the accounting, financial reporting, internal controls and disclosure policies and practices of the Company.

The investigation was initiated in February 2003. The Audit Committee engaged Mr. John M. Fedders, a former Director of the Division of Enforcement of the Securities and Exchange Commission, to conduct the investigation. The scope of the investigation included 2001 and 2002. Mr. Fedders has reported his findings to the Audit Committee and to the Board of Directors.

As a result of the 22-week investigation, Mr. Fedders concluded that Microtune promoted itself to the investment community as a product innovator and by touting the growth of its revenue. Mr. Fedders also found that a revenue forecast was published each quarter, and Microtune was judged by whether or not it met the forecast. Further, he found that in an effort to meet its forecasts, Microtune engaged in fraudulent accounting and financial reporting practices.

The findings concluded that from April 2001 through 2002, Microtune engaged in four revenue recognition practices in violation of GAAP, namely:

1.	Shipments of product to customers at the end of quarters in excess of orders received at the time of shipment, including the shipment of unfinished product. The revenue was recognized even though there was no purchase order for the product shipped.

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2.	Extended payment terms, including “flexible payment terms,” granted to customers, including customers who were delinquent in their obligations to Microtune. The revenue was recognized despite the accounts receivable being questionable, and reserves were not established.

3.	“Price protection” arrangements granted to distributors whereby (a) profits were guaranteed and (b) credits were promised if the product was resold for less than what Microtune was to be paid. While “price protection” arrangements are not improper, the revenue was recognized when it should not have been under GAAP.

4	Rights of return, or extraordinary stock rotation privileges, granted to distributors. These included the right to return any product not sold. Despite those rights of return, the revenue was recognized at the time of shipment.

The unaudited findings of improper revenue recognition are illustrated in the following table (amounts in 000s):

	Forecast	Reported Revenue	Amount of Improper Rev. Reversed[1]	Restated Revenue

2Q01	$14,600 to 15,040	$14,455	[2]	$14,455

3Q01	15,225	15,015	$2,867	12,148

4Q01	15,750	15,876	4,714	11,262

1Q02	17,600	18,243	N/A3	18,263

2Q02	22,500 to 23,000	23,179	1,144	22,035

3Q02	27,000 to 30,000	24,003	10,189	13,814

4Q02	18,000	2,200[4]	[4]	11,695

[1]	Amounts are net of the rollover effect of the adjustments recorded in prior quarters.

[2]	This quarter is not being restated in view of the immaterial amounts of improper revenue recognition.

[3]	Despite improper revenue recognition in this quarter, there was no negative adjustment due to the recouping in this first quarter of revenue from the third and fourth quarters of 2001.

[4]	There have been no reported results of operations for the fourth quarter of 2002 other than a February 20, 2003 press release and a related Form 8-K.

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By reason of the findings, Microtune will restate its published (a) unaudited financial statements for the third and fourth quarters of 2001, (b) audited statements for 2001, and (c) unaudited statements for the first, second and third quarters of 2002.

Mr. Fedders concluded that Microtune had insufficient internal control policies, insufficient procedures for the supervision of any controls, and insufficient means to detect violations of its controls or generally accepted accounting principles. Microtune employs no internal audit personnel.

As a result of the investigation, it was concluded that Microtune’s system of controls and procedures for the timely and accurate issuance of periodic press releases is deficient. Mr. Fedders found that Microtune has no means to monitor prior public statements to detect whether an update or correction is required as new material events occur.

Mr. Fedders made recommendations to the Audit Committee and to the Board of Directors which were accepted, and those recommendations are in the process of being implemented at Microtune.

It is impossible to predict whether the Securities and Exchange Commission (S.E.C.) will initiate law enforcement actions based on the findings and/or information hereafter obtained by the S.E.C. staff. It is anticipated that the S.E.C. staff will obtain a Formal Order of Investigation as to Microtune. The Formal Order will provide the staff with subpoena power to obtain documents and testimony. It is anticipated that the S.E.C. staff will subpoena documents and take the testimony of Microtune present and former employees. Such an investigation could extend over many months. In the view of Microtune’s management, the Company should benefit for voluntarily initiating an independent investigation and reporting the results to the S.E.C. and the public.

Microtune intends to file on July 31, 2003 its Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the quarter ended March 31, 2003.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs, manufactures and markets radio frequency (RF)-based solutions for the global broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 25 U.S. patents for its technology, with approximately 50 applications pending approval that span its RF products, containing more than 2,000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The web site is www.microtune.com.

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer, VideoCaster and CableFree USB are trademarks of Microtune, Inc.

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